Exhibit 10.12
BOARD ADVISOR AGREEMENT
THIS BOARD ADVISOR AGREEMENT, dated February 24, 2023 (this “Agreement”), is made by and between VIMEO, INC., a Delaware corporation (the “Company”), and Mark Kornfilt (“Advisor”).
For good and valuable consideration, Company and Advisor hereby agree as follows:
1.    Engagement.
(a)    Subject to the terms hereof, Company hereby engages Advisor to serve as Strategic Advisor to the Board of Directors of the Company (the “Board”) for a period beginning on April 1, 2023 and ending on March 31, 2024 (the “Term”).
(b)    During the Term, Advisor shall provide strategic consulting advice to the Board and Company management (the “Approved Purposes”). The Advisor shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Advisor shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company’s authorized signatories or the Board. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.
(c)    The Company shall invite Advisor to attend, in a non-voting advisory capacity, all meetings of the Board, but excluding meetings of its committees (each a “Committee”). Advisor shall have the right to be heard at any such meeting, but in no event shall Advisor: (i) be deemed to be a member of the Board or such Committees; (ii) have the right to vote on any matter under consideration by the Board or such Committees or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company. As a non-voting Advisor, Advisor will also be provided (concurrently with delivery to the directors of the Company and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Advisor has been excluded therefrom pursuant to Section 1(d) below). Advisor shall use best efforts to attend all Board meetings, either in person or virtually.    Notwithstanding the foregoing, the Company may, in its sole discretion, exclude Advisor from access to any material or meeting or portion thereof.
(d)    The Company shall pay Advisor a cash retainer of $50,000 per annum for the services rendered hereunder, paid quarterly. The Company shall reimburse Advisor for all reasonable out-of-pocket expenses incurred by Advisor in connection with in-person attendance at Board meetings; such expenses shall be paid to Advisor in accordance with the Company’s policies and practices with respect to reimbursement of contractors.
(e)    The parties agree and acknowledge that in performing this Agreement, Advisor is an independent contractor vis-a-vis the Company and is not an employee or director thereof. The Advisor shall be solely responsible for paying all federal, state and local taxes and any other legally required payments applicable to any compensation paid pursuant to this Agreement.

2.    Confidentiality.
(a)     Confidentiality Obligations. In consideration of the Company’s disclosure to Advisor of information which is not publicly available concerning or related to the Company for the Approved Purposes, Advisor agrees that this Agreement will apply to all information, in any form whatsoever, disclosed or made available to Advisor concerning or related to the Company, its affiliates and/or the Approved Purposes (“Confidential Information”). Except as otherwise provided herein, Advisor agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes.
(b)    Exempted Disclosure. The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which: (i) is, or hereafter becomes, through no act or failure to act on the part of Advisor, generally known or available to the public; (ii) was acquired by Advisor before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Advisor by a third party, without, to Advisor’s knowledge, restriction as to use or disclosure; (iv) such information was independently developed by Advisor; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation, Advisor gives the Company prompt notice of such required disclosure so that the Company may challenge the same.
(c)    Return of Confidential Information. Following the termination of the rights of Advisor described in Section 1 and upon request of the Company, Advisor will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof; and (ii) destroy all electronically stored Confidential Information in Advisor’s possession or control. Advisor may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Advisor from such information, will remain subject to the confidentiality obligations set forth in this Agreement indefinitely.
(d)    Disclaimer. All Confidential Information is provided to Advisor “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Advisor resulting from the reliance on the Confidential Information by Advisor or any third party to whom such Confidential Information is disclosed.
(e)    Ownership. Advisor acknowledges that all of the right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Advisor or jointly with others in the course of the Advisor's performance of services under this Agreement or using the Company's Confidential Information (collectively, “Developments”) is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Developments would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity. The Advisor agrees to cooperate fully with the Company, both during and after the Term, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Advisor shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Advisor hereby irrevocably designates and appoints each officer of the Company as the Advisor's agent and attorney-in-fact to execute any such documents on the Advisor's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 2(e) does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Advisor's own time, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Advisor for the Company.
(f)    Non-Solicitation. As additional protection for Confidential Information, Advisor agrees that during the Term, and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. For the avoidance of doubt, the restrictions contained in this Section 2(f) are separate and distinct from the restrictions contained in Advisor’s offer letter dated May 4, 2022, and such restrictions remain in full force and effect.
3.     Compliance with Securities Laws. Advisor agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and Advisor will (i) comply with the Company’s securities policies during the Term (including its Insider Trading Policy); and (ii) not take any action (directly or indirectly) relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.
4.    Conflicts of Interest. During the Term, Advisor agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or products that may be competitive with the Company, the Advisor shall first notify the Company in writing. It is understood that in such event, the Company will review whether the Advisor’s activities are consistent with Advisor remaining an advisor to the Company. The Advisor represents that nothing in this Agreement conflicts with the Advisor’s obligations to any other person or would otherwise prevent the Advisor from performing his obligations under this Agreement.
5.    Indemnification.
(a)    The Company will indemnify and hold harmless Advisor from and against any losses, claims, damages, liabilities and expenses to which Advisor may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of, relate to, or are based upon Advisor’s designation or attendance as a non-voting Advisor at meetings of the Board, Advisor’s receipt of materials or information under this Agreement, or Advisor’s exercise of his rights under this Agreement, provided, however, that the foregoing indemnity shall not apply to any such losses, claims, damages, liabilities or expenses arising out of or in connection with the Advisor's willful misconduct or fraud, or material breach of this Agreement or that cannot be subject to indemnification under applicable law. Subject to the foregoing, the Company will pay or reimburse Advisor for such losses, claims, damages, liabilities and expenses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action.

(b)    Promptly after receipt by Advisor under Section 5(a) of notice of the commencement of any action (but in no event in excess of 30 days after receipt of actual notice), Advisor will, if a claim in respect thereof is to be made against Advisor under this Section 5, notify the Company in writing of the commencement thereof, but the omission to so notify the Company will not relieve the Company from any liability under this Section 5, except to the extent that the Company is materially prejudiced by such failure to notify and, in such case, only as to the particular item for which indemnification is then being sought and with respect to which the Company has been materially prejudiced and not from any other liability which the Company may have to Advisor.
(c)    In case any such action is brought against Advisor, and Advisor notifies the Company of the commencement thereof, the Company will be entitled, to the extent it may wish, to participate in the defense thereof, with separate counsel. Such participation shall not relieve the Company of the obligation to pay or reimburse Advisor for reasonable legal and other expenses (subject to Subsection (a) and this Subsection (c) incurred by Advisor in defending himself, except for such expenses incurred after the Company has deposited funds sufficient to effect the settlement (unless an expungement proceeding has been initiated), with prejudice, of the claim in respect of which indemnity is sought. The Company shall not be liable to Advisor on account of any settlement of any claim or action effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.
(d)    Subject to Subsection (a), the Company shall pay all reasonable legal fees and expenses of Advisor in the defense of such claims or actions; provided, however, that the Company shall not be obliged to pay legal expenses and fees to more than one law firm (in addition to local counsel) in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against Advisor. Such law firm (in addition to local counsel) shall be paid only to the extent of reasonable services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm (other than local counsel).
6.    Renewal and Termination.
(a)    Company may renew this Agreement for one-year periods by providing 90 days written notice before the end of the current Term. Advisor shall have 30 days to reject the renewal of this Agreement by providing written notice to the Company. Each renewal of this Agreement shall extend the Term for a one-year period.
(b)    Either may terminate this Agreement for convenience by providing written notice to the other party at least 30 days before the end of a calendar quarter. Following the provision of such notice, the engagement shall be deemed terminated as of the end of the current calendar quarter.
(c)    Either party may terminate this Agreement in the event of the other party’s material breach thereof, provided that the non-breaching party shall first provide 10 days written notice to the breaching party and an opportunity to cure (assuming the breach is by its nature curable). In addition to any breach of a term of this Agreement, Advisor shall be deemed in breach if Advisor commits conduct that would (i) violate the Company’s Code of Conduct; or (ii) bring the Company into disrepute.

(d)    The rights and obligations described in Section 1 shall terminate upon: (i) the end of the Term (as may be renewed in accordance with Section 6(a)); (ii) the end of the relevant calendar quarter if this Agreement is terminated in accordance with Section 6(b); the breaching party’s failure to cure a material breach in accordance with Section 56c) (or immediately if the material breach is not a breach that can be cured); or (iv) the death or disability of Advisor.
(e)     If this Agreement is terminated by Advisor in accordance with Section 6(b) or (c), the Advisor will provide a pro-rata refund to the Company of any prepaid fees for the remainder of the prepaid term as of the date of termination. If this Agreement is terminated by the Company in accordance with this Section 6(b) or (c), the Company will pay any unpaid fees outstanding and due to the Advisor as of the date of termination.
(f)    Notwithstanding anything to the contrary herein, the provisions of Sections 2 and 5 - 7 shall survive any termination or expiration of this Agreement.
7.    General Provisions.
(a)    This Agreement shall be governed in all respects by the laws of the State of New York (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction).
(b)    Each party hereby irrevocably and unconditionally consents to the jurisdiction of the federal and state courts in New York County, New York, for any action, suit or proceeding arising out of or related to this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(c)    With respect to any dispute, the parties hereby irrevocably and unconditionally WAIVE ANY RIGHT TO A TRIAL BY JURY.
(d)     All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when sent by email to the address set forth below.

To the Company: Vimeo, Inc. 330 West 34th Street, 5th Floor New York, NY 10001 Attention: General Counsel legal@vimeo.com	To Advisor: Mark Kornfilt [ADDRESS] Geneva, Switzerland [personal email address]

(e)     This Agreement constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Any modification of this agreement shall be set forth in a writing signed by both parties.

IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

COMPANY: Vimeo, Inc. By: /s/ Anjali Sud Name: Anjali Sud Title: Chief Executive Officer	ADVISOR: Mark Kornfilt By: /s/ Mark Kornfilt